Gray Television, Inc.	Exhibit 99
NEWS RELEASE
GRAY TELEVISION, INC. ISSUES AN ADDITIONAL $25 MILLION OF SERIES D PERPETUAL PREFERRED STOCK
Atlanta, Georgia — July 15, 2008 . . . Gray Television, Inc. (“we”, “us” or “our”) (NYSE: GTN and GTN.A) announced today that we have issued an additional $25 million liquidation value of our Series D Perpetual Preferred Stock (the “Series D Preferred Stock”) in a privately placed transaction to qualified investors. We received approximately $23 million in net proceeds after issuance discounts and transaction expenses. We used the $23 million of net proceeds from the issuance to make a voluntary permanent prepayment of our outstanding term loan.
We previously issued $75 million of our Series D Preferred stock on June 26, 2008. We have issued this additional $25 million of Series D Preferred stock in response to the strong investor demand for this security at the time of our initial offering.
Our total weighted average cost of capital for our outstanding debt and 1,000 shares of Series D Preferred Stock is approximately 6.5%. We believe this overall cost of capital compares favorably to that of other leveraged television broadcast companies.
After this $23 million voluntary permanent reduction to our outstanding term loan balance, our outstanding term loan balance is $832.5 million and the liquidation value of our Series D Preferred Stock is $100.0 million.
Our 1,000 shares of Series D Preferred Stock is the only issue of preferred stock we currently have authorized, issued and outstanding. The Series D Preferred Stock dividends will be paid quarterly in cash on April 15, July 15, October 15 and January 15 of each year, commencing October 15, 2008, at a rate per annum initially equal to 12.0%, increasing to 15.0% on January 1, 2009, payable in arrears on a cumulative basis.
Wachovia Securities acted as our financial advisor and placement agent on the Series D Preferred Stock issuance.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 40 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of its existing markets.

For information contact:
Bob Prather	Jim Ryan
President	Chief Financial Officer
(404) 266-8333	(404) 504-9828

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